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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            U.S. Energy Systems, Inc.

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                   902951 10 2

                                 (CUSIP Number)

                                 August 23, 2000

             (Date of Event which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                  [ ]    Rule 13d-1(b)
                  [X]    Rule 13d-(c)
                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.:    902951 10 2
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  1)     Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons

         Castlebridge Partners, LLC


  2)     Check the Appropriate Box if a Member of a Group

         (a)      [    ]
         (b)      [    ]
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  3)     SEC Use Only
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  4)     Citizenship or Place of Organization        Delaware
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Number of                  5)       Sole Voting Power          568,750
Shares                     -----------------------------------------------------
Beneficially               6)       Shared Voting Power        0
Owned                      -----------------------------------------------------
by Each                    7)       Sole Dispositive Power     568,750
Reporting                  -----------------------------------------------------
Person With                8)       Shared Dispositive Power   0
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 9)      Aggregate Amount Beneficially Owned by Each Reporting Person  568,750
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10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
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11)      Percent of Class Represented by Amount in Row (9)    8.4%
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12)      Type of Reporting Person   OO
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ITEM 1(A)         NAME OF ISSUER:

                  U.S. Energy Systems, Inc.

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  515 North Flagler Drive
                  Suite 702
                  West Palm Beach, Florida  33401

ITEM 2(A)         NAME OF PERSON FILING:

                  Castlebridge Partners, LLC

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  900 West Jackson
                  Suite 7E
                  Chicago, Illinois  60607

ITEM 2(C)         CITIZENSHIP:

                  Delaware

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E) CUSIP NUMBER:

                  902951 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

          (a)     [ ]  Broker or Dealer registered under Section 15 of the Act
                       (15 U.S.C. 78o)
          (b)     [ ]  Bank as defined in section 3(a)(6) of the Act
                       (15 U.S.C. 78c)
          (c)     [ ]  Insurance Company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c)
          (d)     [ ]  Investment Company registered under section 8 of the
                       Investment Company Act of 1940 (U.S.C. 80a-8)
          (e)     [ ]  Investment Adviser in accordance with section
                       240.13d-1(b)(1)(ii)(E)
          (f)     [ ]  Employee Benefit Plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F)
          (g)     [ ]  Parent Holding Company or control person in accordance with section 240.13d-1(b)(1)(ii)(G)
          (h)     [ ]  savings  associations as defined in Section 3(b) of the
                       Federal  Deposit  Insurance Act (12 U.S.C. 1813)
          (i)     [ ]  church plan that is excluded from the definition of
                       an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
          (j)     [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(J)


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ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned:

                  568,750

         (b)      Percent of Class:

                  8.4%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote                 568,750
                  (ii)     shared power to vote or to direct the vote                     0
                  (iii)    sole power to dispose or to direct the disposition of    568,750
                  (iv)     shared power to dispose or to direct the disposition of        0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                                 Not applicable




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ITEM 10. CERTIFICATION

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:

Signature:

CASTLEBRIDGE PARTNERS, L.L.C.

By: /s/ Paul Murray
    --------------------------
Its: President
     -------------------------